FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS MAY SALES

Secaucus, New Jersey - June 5, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales of $109.4 million for the four-week period ended May 31, 2008, a 19% increase compared to sales of $91.9 million for the four-week period ended June 2, 2007. Comparable store sales increased 10% compared to last year’s 6% increase. During May 2008, the Company closed one The Children’s Place store.

	May		Year-to-Date
Total Sales: - In Millions - Change vs. Year Ago	2008	2007	2008	2007
	$109.4 +19%	$91.9 +16%	$509.6 +14%	$447.9 +12%
Comparable Store Sales: - Change vs. Year Ago	+10%	+6%	+6%	+3%

In conjunction with today’s May sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, June 12, 2008. To access the call, please dial (402) 220-1371 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of May 31, 2008, the Company owned and operated 905 The Children’s Place stores and its online store at www.childrensplace.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. Risks and uncertainties relating to the exit of the DSNA business, including the risk that claims may be asserted against the Company or its subsidiaries other than Hoop, whether or not such claims have any merit, and the Company's ability to successfully defend such claims, in addition to the risk that the Company may not be able to access, if necessary, additional sources of liquidity or obtain financing on commercially reasonable terms or at all, the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, as well as risks and uncertainties relating to other elements of the Company’s strategic review, could cause actual results, events and performance, to differ materially. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Jane Singer, Investor Relations, (201) 453-695

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